CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” within the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information and to the use of our reports dated July 25, 2013 relating to the financial statements of db X-trackers 2010 Target Date Fund (NYSE Arca, Inc. – TDD), db X-trackers 2020 Target Date Fund (NYSE Arca, Inc. – TDH), db X-trackers 2030 Target Date Fund (NYSE Arca, Inc. – TDN), db X-trackers 2040 Target Date Fund (NYSE Arca, Inc. – TDV), and db X-trackers In-Target Date Fund (NYSE Arca, Inc. – TDX) of db-X Exchange-Traded Funds, Inc. for the fiscal year ended May 31, 2013, which is incorporated by reference in this Post-Effective Amendment No. 10 to the Registration Statement (Form N-1A Nos. 333-139872 and 811-22001) of db-X Exchange-Traded Funds, Inc.

New York, New York

September 26, 2013